EXHIBIT D-1


                                STATE OF ILLINOIS
                          ILLINOIS COMMERCE COMMISSION

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INTERSTATE POWER AND                       )
LIGHT COMPANY                              )
                                           )
                                           )
Application pursuant to Sections           )
6-102(b) and 6-108 of the Public           )    DOCKET NO. 02-0597
Utilities Act for an order authorizing     )
the issuance of up to $200,000,000         )
in shares of Preferred Stock               )
                                           )
                                           )
                                           )

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                       INTERSTATE POWER AND LIGHT COMPANY
                      AMENDED AND RESTATED APPLICATION FOR
                       AUTHORITY TO ISSUE PREFERRED STOCK

     Interstate Power and Light Company ("IPL" or "Applicant") hereby files its Amended and Restated Application pursuant to Sections 6-102(b) and 6-108 of the Public Utilities Act for an order authorizing the issuance of up to $200,000,000 in shares of preferred stock as set forth more fully below. In support of this Amended and Restated Application, IPL respectfully states as follows:

I.   BACKGROUND.

     1. On November 10, 1995, WPL Holdings, Inc. ("Holdings"), a holding company incorporated under the laws of the state of Wisconsin; IES Industries Inc. ("Industries"), a holding company incorporated under the laws of the state of Iowa; and Interstate Power Company ("IPC"), entered into an Agreement and


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Plan of Merger ("Merger Agreement"). After the effective date of the Merger, the name of Holdings was changed to Alliant Energy Corporation ("Alliant Energy").

     2. Under the terms of the Merger Agreement, IPC, IES Utilities Inc. ("IES"), a wholly-owned subsidiary of Industries operating as an electric and gas public utility in Iowa, and Wisconsin Power and Light Company ("WPL"), a wholly-owned subsidiary of Holdings operating as an electric and gas public utility in Wisconsin, all became wholly-owned subsidiaries of Alliant Energy. Alliant Energy is a registered Public Utility Holding company under the Public Utility Holding Company Act of 1935.

     3. Alliant Energy's direct non-utility subsidiaries include Alliant Energy Corporate Services, Inc. ("Services"), a subsidiary service company, and Alliant Energy Resources, Inc. ("AER"), which serves as the holding company for substantially all of Alliant Energy's investments in non-utility activities.

     4. On January 2, 2002, IPC merged with and into IES, which subsequently changed its name to Interstate Power and Light Company. This merger was approved by the Commission's May 23, 2001 Order in Docket No. 00-0261. IPL is an Iowa corporation operating as a public utility in Illinois pursuant to the Act and as a public utility in Iowa and Minnesota. IPL supplies electric and gas service in the northwestern section of Illinois.

II.  INTERSTATE POWER AND LIGHT COMPANY'S PROPOSED FINANCING.

     5. IPL proposes, from time to time through December 31, 2005 (the "Authorization Period"), to issue and sell one or more new series of the Applicant's preferred stock, par value $0.01 per share ("Preferred Stock"), in a


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combined aggregate amount not to exceed $200 million outstanding at any time.
The Applicant anticipates that the issuance and sale of each series of Preferred Stock will be by means of competitive bidding, or negotiated public offering or private placement with institutional investors. The proposed transaction is discussed in detail below.

     6. As of June 30, 2002, IPL had 24,000,000 authorized shares of common stock, 13,370,788 of which were issued and outstanding, and 1,927,787 authorized shares of preferred stock, 1,127,787 of which were issued and outstanding. The Applicant's consolidated capitalization as of June 30, 2002 was as follows:

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
Common Equity                                $  808,724,000          45%
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Preferred Stock                              $   54,078,000           3%
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Long-term Debt (excluding                    $  857,558,000          48%
Current maturities)
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Short-term Debt (including                   $   65,772,000           4%
Current maturities of Long-term Debt)
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               Total                         $1,786,132,000         100%
--------------------------------------------------------------------------------

     7. As of September 16, 2002, IPL had redeemed all of its outstanding shares of preferred stock. A table outlining the preferred shares redeemed is attached to this Amended and Restated Application as Exhibit A.


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     A.   The Issuance and Sale of Preferred Stock.
     ---------------------------------------------

     8. On October 9, 2002, IPL amended and restated its Restated Articles of Incorporation ("Articles") to authorize 16,000,000 shares of Preferred Stock, which may be issued in one or more series with such rights and preferences as IPL's board of directors may fix and determine, including, without limitation, the voting power (if any) of any series of Preferred Stock; the redemption price; the dividend rate; the right (if any) of the holders of any series of Preferred Stock to convert the same into, or exchange the same for, other classes of stock of the Applicant; liquidation preferences; and sinking fund provisions. The Restated Articles of Incorporation creating the Preferred Stock is filed herewith as Exhibit B.

     9. The price, exclusive of accumulated dividends, to be paid to IPL for each series of Preferred Stock, will be as fixed from time to time by IPL's board of directors. The dividend rate on each series of Preferred Stock will be consistent with the dividend rate on similar securities of comparable credit quality and maturities issued by other companies, provided that, if no such comparable securities have been issued recently, such series of Preferred Stock may have a dividend rate at the time of issuance not greater than 500 basis points over the applicable Treasury Rate, if issued at a fixed rate, or 500 basis points over LIBOR for the relevant interest rate period, if issued at a floating rate.

     10. Applicant intends to issue $150,000,000 of Preferred Stock by year-end 2002, with the remainder to be issued at an indeterminate date thereafter.


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     11.  Each series of Preferred Stock may be redeemable at specified redemption prices, subject to a restriction on optional redemption for a given number of years, or may be perpetual in duration. The Applicant may include for any series of Preferred Stock provisions for a sinking fund designed to redeem annually, commencing a specified number of years after the first day of the calendar month in which such series is issued, at the stated value per share of such series, plus accumulated dividends, a number of shares equal to a given percentage of the total number of shares up to a given percentage of the total number of shares of such series, with IPL having an option to redeem annually an additional number of shares up to a given percentage of the total number of shares of such series.

          B.   General Matters Relating to Preferred Stock.
          ------------------------------------------------

     12. The Applicant anticipates that the issuance and sale of each series of Preferred Stock will be by means of competitive bidding, or negotiated public offering or private placement with institutional investors, in order to secure the advantages of an advance marketing effort and/or the best available terms.

     13. The Applicant proposes to use the net proceeds derived from the issuance and sale of Preferred Stock for one or more of the following purposes:

          A. For the redemption, retirement or open market purchase of up to $141,450,000 of the following series of debt:

               (i) Up to $20,000,000 of the Interstate Power Company (IPL), First Mortgage Bonds, 8 5/8% Series Due 2021;
               (ii) Up to $94,000,000 of the Interstate Power Company (IPL), First Mortgage Bonds, 7 5/8% Series Due 2023;
               (iii) Up to $27,450,000 of the Iowa Southern Utilities Company
                     (IPL), First Mortgage Bonds, 7 1/4% Series Due 2007,


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          B.   For capital expenditures relating to the Power Iowa project, an initiative involving the construction of a natural gas power plant at Mason City, Iowa to provide electric utility service to IPL customers. Total expenditures for the project are estimated to cost up to $400,000,000; IPL potentially may use up to $50,430,000 of the proceeds for this project.

          C. For other general corporate purposes, including repayment of short-term debt of IPL.

     14. IPL will not publicly issue any Preferred Stock unless such securities are rated at the investment grade level as established by at least one nationally recognized statistical rating organization, as that term is used in paragraphs (c)(2)(vi)(E), (F) and (H) of Rule 15c3-1 under the Securities Exchange Act of 1934.

     15. The Applicant will maintain its common equity as a percentage of capitalization (inclusive of short-term debt) no less than 30%.

     16.  The fees for issuance of the Preferred Stock required pursuant to
Section 6-108 of the Public Utilities Act are anticipated to be approximately $20,000.

     17. IPL represents that, in its judgment, the consent to carry out the transactions proposed in this Amended Application is necessary to the conduct of IPL's business as a public utility, will be in the public interest, and that the public will be convenienced thereby.

     18. IPL requests expedited consideration of this Amended and Restated Application and further requests that a hearing be waived.


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III. EXHIBITS.

     19.  IPL includes the following Exhibits with this Amended and Restated
Application:

          A.   Table outlining the preferred shares redeemed by IPL.

          B.   Restated Articles of Incorporation creating the Preferred Stock.

          C. Consolidated Balance Sheet of Alliant Energy Corporation as of June 30, 2002 (incorporated by reference to the Quarterly Report on Form 10-Q of Alliant Energy Corporation for the period ended June 30, 2002).

          D. Consolidated Statement of Income of Alliant Energy Corporation for the six months ended June 30, 2002 (incorporated by reference to the Quarterly Report on Form 10-Q of Alliant Energy Corporation for the period ended June 30, 2002).

          E. Consolidated Balance Sheet of Interstate Power and Light Company as of June 30, 2002 (incorporated by reference to the Quarterly Report on Form 10-Q of Interstate Power and Light Company for the period ended June 30, 2002).

          F. Consolidated Statement of Income of Interstate Power and Light Company for the six months ended June 30, 2002 (incorporated by reference to the Quarterly Report on Form 10-Q of Interstate Power and Light Company for the period ended June 30, 2002).

          G.   Form U-1 SEC Application.

IV.  CONCLUSION.

     For the reasons stated above, IPL respectfully requests that the Commission issue an Order approving this Amended and Restated Application. Specifically, IPL requests that the Commission issue an Order pursuant to Sections 6-102(b)


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and 6-108 of the Act, approving the issuance of up to $200,000,000 in preferred stock as set forth in this Amended and Restated Application.

     Respectfully submitted this 5th day of November,


                                          /s/ Bradford A. Borman
                                          ---------------------------------
                                          Bradford A. Borman
                                          Regulatory Attorney
                                          4902 North Biltmore Lane
                                          P.O. Box 77007
                                          Madison Wisconsin 53707-1007
                                          (608) 458-3265
                                          (608) 458-4820 (fax)
                                          bradborman@alliantenergy.com

                                          Attorney for Interstate Power
                                          and Light Company


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